MSB Financial Corp. Announces Quarterly Results

MILLINGTON, N.J., May 13, 2014 -- MSB Financial Corp. (Nasdaq: MSBF) (the "Company"), the holding company for Millington Savings Bank (the "Bank"), reported net income of $243,000 for the three months ended March 31, 2014 compared to net income of $89,000 for the quarter ended March 31, 2013. Correspondingly, the Company reported net income of $742,000 for the nine months ended March 31, 2014 compared to a net loss of $1.6 million for the nine months ended March 31, 2013. The increase in net income for the nine months ended March 31, 2014 compared to the nine months ended March 31, 2013, was primarily a result of a $3.4 million decrease in the provision for loan losses and to a lesser extent, increases in net interest and non-interest income and a decrease in non-increase expense.

Net interest income for the three and nine months ended March 31, 2014 increased to $2.5 million and $7.2 million, respectively, from $2.3 million and $7.1 million for the three and nine month periods ended March 31, 2013, respectively, with the increases attributable to declines in interest expense primarily due to decreases in the average rate of interest-bearing liabilities and, in the three-month period, a decrease in the average balance of interest-bearing liabilities.  For the three months ended March 31, 2014, the average yield on interest earning assets was 3.76%, a decrease of 1 basis point when compared to the same period in 2013. For the nine months ended March 31, 2014, the yield on interest earning assets was 3.73%, a decrease of 18 basis points when compared to the same period in 2013. The decline in yields on average earning assets, for both the three and nine month comparative periods, is representative of the effects that the prolonged low interest rate environment has had on the Company’s earning assets portfolio.  During the three months ended March 31, 2014, average interest-earning assets increased by $6.7 million when compared to the same period in 2013.  For the nine months ended March 31, 2014, average interest earning-assets increased by $10.4 million when compared to the same period in the prior fiscal year.

The average rate paid on interest-bearing liabilities for the three months ended March 31, 2014 was 0.83%, a decrease of 8 basis points when compared to the same period in 2013. For the nine months ended March 31, 2014, the average rate paid on interest-bearing liabilities was 0.86%, a decrease of 11 basis points when compared to the same period in 2013.  The net interest margin increased to 3.04% for the three months ended March 31, 2014, compared to 2.95% for the three months ended March 31, 2013, an increase of 9 basis points. The net interest margin decreased to 2.97% for the nine months ended March 31, 2014, compared to 3.02% for the nine months ended March 31, 2013, a decrease of 5 basis points.

Non-interest income for the quarter ended March 31, 2014 totaled $184,000, an increase of $25,000 or 15.7% compared to the same period in 2013.   For the nine months ended March 31, 2014, non-interest income totaled $547,000, an increase of $67,000, or 14.0%, when compared to the same period in 2013.  The increase in non-interest income for both the three and nine months ended March 31, 2014 compared to the three and nine months ended March 31, 2013, was primarily attributable to an increase in fees and service charges for the respective periods.

Total non-interest expense decreased by $71,000 or 3.2% to $2.1 million for the three month period ended March 31, 2014 compared to $2.2 million for the three month period ended March 31, 2013.  For the nine months ended March 31, 2014, non-interest expense totaled $6.1 million, compared to $6.3 million for the nine months ended March 31, 2013, a decrease of $173,000 or 2.7%. The decrease in non-interest expense for both the three and nine months ended March 31, 2014 compared to the three and nine month months ended March 31, 2013, was primarily the result of decreases in other non-interest expense, salaries and employee benefits, occupancy and equipment, directors’ compensation, advertising and professional services, offset by an increase in service bureau fees and FDIC assessment expense for the respective periods.

The loan loss provision for the three and nine months ended March 31, 2014 was $150,000 and $450,000, respectively, compared to $175,000 and $3.9 million for the same periods ended March 31, 2013. The provision for loan losses for the nine months ended March 31, 2013 included an additional provision of $2.0 million deemed necessary to support the Company’s planned asset disposition strategy approved by the Company’s Board of Directors during the quarter ended December 31, 2012, the goal of which was to rapidly reduce (through strategies such as short sales, cash for keys, deeds in lieu of foreclosure and/or bulk sales) the dollar amount of non-performing loans in the Company’s loan portfolio and thereby reduce the costs associated with the foreclosure process.  The Company’s management reviews the level of the allowance for loan losses on a quarterly basis based on a variety of factors including, but not limited to, (1) the risk characteristics of the loan portfolio, (2) current economic conditions, (3) actual losses previously experienced, (4) the Company’s level of loan growth and (5) the existing level of reserves for loan losses that are probable and estimable.    The reduction in the level of provision for loan loss primarily reflects lower levels of specific reserves related to non-performing loans individually evaluated for impairment which continued to decrease as a result of the various above mentioned disposition activities.  Also, there was a stabilization of the quantitative and qualitative factors during the nine months ended March 31, 2014 compared to upward-trending factors during the nine-month period ended March 31, 2013, thus further reducing the need for additional provisions as of March 31, 2014.  The Company experienced $2,000 in net charge-offs (consisting of $2,000 in charge-offs and no recoveries) for the three-month period ended March 2014 compared to $952,000 in net charge-offs (consisting of $952,000 in charge-offs and no recoveries) for the three-month period ended March 31, 2013.  In addition, the Company experienced $993,000 in net charge-offs (consisting of $1,013,000 in charge-offs and $20,000 in recoveries) for the nine months ended March 31, 2014 compared to $2,416,000 in net charge-offs (consisting of $2,465,000 in charge-offs and $49,000 in recoveries) for the nine months ended March 31, 2013.  The Company had $9.1 million in non-performing loans as of March 31, 2014, compared to $14.1 million as of June 30, 2013. The allowance for loan losses to total loans ratio was 1.57% at March 31, 2014, compared to 1.87% at June 30, 2013, while the allowance for loan losses to non-performing loans ratio increased from 30.30% at June 30, 2013 to 40.82% at March 31,

2014, primarily due to decreases in total non-performing loans at March 31, 2014 compared to June 30, 2013.  Non-performing loans to total loans and net charge-offs to average loans outstanding ratios were at 3.84% and 0.43%, respectively, at and for the nine month period ended March 31, 2014 compared to 5.74% and 1.01% at and for the nine month period ended June 30, 2013.

Total assets decreased $7.2 million or 2.0%, from $352.6 million at June 30, 2013 to $345.4 million at March 31, 2014, primarily due to a decrease of $20.0 million in cash and cash equivalents, offset by a $7.8 million increase in loans receivable, net and a $4.3 million increase in securities held to maturity balances.  Deposits were $271.8 million at March 31, 2014, down $8.6 million compared to $280.4 million at June 30, 2013.   The decrease in deposit balances was primarily due to the Company lowering its offering rates.  Total borrowings at March 31, 2014 and June 30, 2013 amounted to $30.0 million.  Stockholders’ equity was $40.5 million at March 30, 2014 compared to $39.5 at June 30, 2013, an increase of $972,000 or 2.5%.  The increase in retained earnings of $742,000, as well as the $126,000 decrease in unallocated common stock held by ESOP and $107,000 increase in paid-in capital accounted for the major changes in the Company’s shareholder’s equity as of March 31, 2014 compared to the period ended June 30, 2013.

Shares of the Company’s common stock trade on the NASDQ Global Market under the symbol “MSBF.” The Company is majority owned by its mutual holding company parent, MSB Financial, MHC.

Forward Looking Statements

The foregoing release may contain forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements.

CONTACT: MSB Financial Corp.
                     Michael Shriner, President & CEO
                     908-647-4000
                     mshriner@millingtonsb.com

MSB FINANCIAL CORP
(Dollars in Thousands, except for per share amount)

SELECTED FINANCIAL AND OTHER DATA

Statement of Financial Condition Data:
	(Unaudited)
	At March 31,	At June 30,
	2014	2013

Total assets	$345,366	$352,592

Cash and cash equivalents	4,731	24,755

Loans receivable, net	231,063	223,256

Securities held to maturity	85,247	80,912

Deposits	271,829	280,467

Federal Home Loan Bank advances	30,000	30,000

Total stockholders' equity	40,485	39,513

Summary of Operations:
	(Unaudited)		(Unaudited)
	For the Nine		For the Three
	Months Ended		Months Ended
	March 31,	March 31,	March 31,	March 31,
	2014	2013	2014	2013

Total interest income	$9,008	$9,127	$3,038	$2,985

Total interest expense	1,834	2,064	585	648

Net interest income	7,174	7,063	2,453	2,337

Provision for loan losses	450	3,894	150	175

Net interest income after provision
for loan losses	6,724	3,169	2,303	2,162

Non-interest income	547	480	184	159

Non-interest expense	6,141	6,314	2,117	2,188

Income before taxes	1,130	(2,665)	370	133

Income tax (benefit) expense	388	(1,087)	127	44

Net (loss) income	$742	$(1,578)	$243	$89

Net income per common share:

basic and diluted	$0.15	$(0.32)	$0.05	$0.02

Weighted average number of shares of common stock	4,924,020	4,939,010	4,928,236	4,916,418
outstanding

Performance Ratios:
	(Unaudited)		(Unaudited)
	For the Nine		For the Three
	Months Ended		Months Ended
	March 31,	March 31,	March 31,	March 31,
	2014	2013	2014	2013

Return on average assets (ratio of net income
to average total assets)	0.29%	-0.61%	0.28%	0.10%

Return on average equity (ratio of net income
to average equity)	2.47	(5.22)	2.41	0.91

Net interest rate spread	2.87	2.94	2.93	2.86

Net interest margin on average interest-earning
assets	2.97	3.02	3.04	2.95

Average interest-earning assets to average
interest-bearing liabilities	113.49	109.70	115.18	110.75

Operating expense ratio (noninterest expenses
to average total assets)	2.36	2.44	2.45	2.54

Efficiency ratio (noninterest expense divided by
sum of net interest income and noninterest income)	79.54	83.71	80.28	87.66

	(Unaudited)
	At or For the
	Nine Months Ended,
	March 31,	March 31,
	2014	2013
Asset Quality Ratios:

Non-performing loans to total loans	3.84%	5.74%

Non-performing assets to total assets	2.99	4.29

Net charge-offs to average loans outstanding	0.43	1.01

Allowance for loan losses to non-performing loans	40.82	33.49

Allowance for loan losses to total loans	1.57	1.92

Capital Ratios:

Equity to total assets at end of period	11.72%	11.08%

Average equity to average assets	11.55	11.71

Number of Offices	5	5